EN2GO-IR 1/6

Exhibit 10.1

THIS AGREEMENT made as of the 23 day of January, 2008.

BETWEEN:

En2Go International, Inc. – (Entertainment to Go), a corporation existing under the laws of the State of Nevada, of 4128 Colfax Avenue, Studio City, California, USA 91604.

Tel: (818) 985-2417

Fax: (818) 763-1039

(hereinafter referred to as the “Company”)

OF THE FIRST PART

CONNECT CAPITAL LTD., a company existing under the laws of British Columbia, of Suite 1450–409 Granville Street, Vancouver, British Columbia V6C 1T2

Tel: (604) 662-8993

Fax: (604) 662-8997

(hereinafter referred to as “Connect”)

OF THE SECOND PART

WHEREAS the Company wishes to retain Connect to perform certain investor relations and corporate communications consulting services and Connect has agreed to provide such services to the Company.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed by and between the parties as follows:

ARTICLE 1

Definitions

1.1

For the purpose of this Agreement, “Consulting Services” shall mean the corporate and investor relations services relating to the business of the Company to be provided by Connect, and in particular but without restricting the generality of the foregoing, means arranging broker and analyst meetings, contacts, arranging attendance or representation of the Company at industry and analyst meetings and under the direction of the Company, development and production of new media marketing and mailings to potential investors brokers, analysts, and investment advisors, developing and placing financial media print and online advertising and related tracking, and in assisting in the preparation of various corporate and product related materials as would be deemed reasonable and necessary by Connect and the Company in advance of expenditures.   Connect shall provide such materials to individuals upon request and the Company agrees to provide Connect with sufficient materials to fulfill these requests and to defray all attendant costs.

1.2

The terms “subsidiaries”, “associates” and “affiliated companies” as used in this Agreement shall have the meanings ascribed thereto under the laws of the State of Nevada.

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ARTICLE 2

Engagement of Connect and Its Duties

2.1

The Company hereby engages the services of Connect and Connect hereby accepts the engagement of its services by the Company, subject to the terms and conditions hereinafter contained.

2.2

Connect shall provide the Consulting Services to the Company in such manner as the Company and Connect may reasonably agree, and shall devote such of its time as is necessary to properly render the Consulting Services to the Company, and all its effort, skills, attention and energies during that time to the performance of its duties as herein set forth.  In addition to the foregoing, Connect will ensure that the services to be provided will be carried out by qualified and competent employees of Connect who are familiar with the Company’s affairs and business.

2.3

The Company acknowledges that it is aware of Connect’s many outside activities, duties and financial interests and agrees that the performance of such activities and duties and involvement of such financial interests will not be construed as a breach of this Agreement, provided that Connect provides the Consulting Services on a basis which does not impair the activities and business interests of either the Company or Connect.

2.4

In the performance of the services to be rendered by Connect, Connect will be relying upon information received from the Company, and will so disclose this fact in all communications.  The Company agrees to provide Connect with such information, financial records and documents as may facilitate the performance of the Consulting Services by Connect.  Connect acknowledges that at times it will be privy to confidential and sensitive information regarding the Company and will use appropriate discretion with respect to the protection and use of this information.

2.5

Prior written approval will be obtained by Connect for all material to be reproduced, distributed, mailed, faxed or otherwise disseminated either directly or indirectly, such approvals to be granted by an authorized officer of the Company. The Company acknowledges that it is responsible to have its own legal counsel initially and periodically thereafter review and approve the contents of the investor section, related sections and disclaimer language of its corporate website, and all periodic postings, to ensure website contents remain in compliance with all applicable securities laws and regulations regarding publicly traded companies.

2.6

In the event of any misstatements or misrepresentations in information as provided by the Company to Connect and as utilized by Connect in the performance of the Consulting Services that may result in liability to Connect, the Company agrees to indemnify and save harmless Connect against such claims or liabilities.

2.7

Connect agrees that it will perform the Consulting Services in accordance with all applicable laws of those jurisdictions under which the Company must comply including but not limited to the British Columbia Securities Commission, the Securities and Exchange Commission, their rules and regulations, and the rules and policies of any stock exchange or stock quotation service on which the Company’s securities are traded or quoted.

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For greater certainty, Connect agrees that none of the services to be rendered by Connect will include matters that require it or any of its representatives to be registered as a dealer, or otherwise, under such securities and other laws and regulations as may be applicable.

2.8

Connect agrees to indemnify and save the Company, its directors, officers, employees and shareholders harmless with respect to any and all claims, suits, losses, liabilities, penalties, proceedings or judgments, whether regulatory or of a court of competent jurisdiction, and including without limitation, reasonable legal fees and disbursements of legal counsel, arising from or in connection with the performance or non-performance by Connect of the services to be provided hereunder.

2.9

The term of this Agreement shall be for an initial period of eighteen (18) months, subject to termination. This Agreement may be terminated upon 90 days prior written notice by either party at the addresses set out above or such other addresses as the parties may designate in writing.  After the initial eighteen (18) month term, this Agreement shall be renewable from year to year upon the written agreement of both parties.  The indemnities provided herein at sections 2.6 and 2.8 will survive the termination of this Agreement.

2.10

Connect shall at all times be an independent contractor and not the servant or agent of the Company.  No partnership, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement.  Connect has no authority to incur any liabilities on behalf of the Company.  Connect is not an agent, servant or employee of the Company, nor shall it represent itself to have any such relationship with the Company.  Connect shall be an independent contractor with control over the manner and means of its performance.  Neither the Connect nor its employees or agents shall be entitled to rights or privileges applicable to employees of the Company, including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Company and its employees.

2.11

Connect shall be responsible for the management of its employees and without limiting the generality of the foregoing, shall be responsible for payment to the proper authorities of all unemployment insurance premiums, Internal Revenue Services contributions, Workers’ Compensation premiums and all other employment expenses for all of Connect’s employees.  Connect shall be responsible for deduction and remittance of all income tax due from itself and its employees.

ARTICLE 3

Compensation

3.1

The Company agrees to pay Connect, in consideration of the provision by Connect of the Consulting Services to the Company, a management fee in the amount of five thousand ($5,000) United States Dollars per month upon completion of initial $1.35 million United States Dollar financing.  Thereafter the consulting fee shall be due and payable on the first of the month those services will be provided for the duration of the term of this Agreement.

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3.2

The Company agrees to pay Connect a handling charge of 10% on those expenses that Connect provides direction or retains the services of an outside contractor incurred on behalf of the Company provided that Connect obtain prior written consent of the Company.

3.3

The Company agrees that the management fees are exclusive of any and all materials and/or labour costs related to in-house or third-party production of any print, broadcast, web or other materials that the Company and Connect deem necessary to successfully undertake investor relations as described in Section 1.1

3.4

After the completion of $1.35 million private placement memorandum, the Company agrees to pay Connect a finder’s fee of up to 8% of the aggregate capital invested into the Company from clients introduced directly by Connect (inclusive of any other commissions due and payable).  The finder’s fee will be payable at the time the Company receives the funding as arranged and will be payable at Connect’s discretion, in cash or by the issuance of common stock.

3.5

The Company agrees to grant to Connect, subject to regulatory approval as required, a non-transferable warrant (the “Warrant”) to purchase all or any part of six hundred thousand (600,000) common shares of its capital as fully paid and non-assessable shares at an exercise price of $1.00 per share for a term of five (5) years, or such other pricing or terms and conditions as determined by the Regulatory Authorities having jurisdiction over the Company as contained in the Warrant Agreement attached hereto.  The Warrant shall be effective immediately from the date hereof and will remain in effect for a period of five (5) years except as prohibited by regulation.  The Company further agrees to permit Connect to have piggy back rights should the Company, in its sole discretion, file a registration statement at some point in the future.

3.6

The Company agrees to advance to Connect the sum of seventy five thousand ($75,000) United States Dollars upon completion of the initial $1.35 million United States Dollars financing.  It is agreed that the payment pursuant to this Section 3.5 represents an advance of the reimbursement of expenses to be incurred by or on behalf of the Company pursuant to the Investor Relations Program as provided including reasonable disbursements which will include travel and accommodation expenses, printing and mailing costs, long-distance charges, outside services, and all other out-of-pocket expenses incurred by Connect in the performance of its obligations pursuant to this Agreement.  Connect agrees to provide the Company with support documentation for the disbursements and expenses incurred wherever possible.

ARTICLE 4

Confidentiality

4.1

Connect will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer database or preserve in any way any confidential information relating to the Company or its subsidiaries, associates or affiliated companies whether during the term of this Agreement or thereafter, unless it first received written permission to do so from an authorized officer of the Company.

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4.2.

For the purpose of this Agreement, “confidential information” is information disclosed to or acquired by Connect relating to the business of the Company, or its subsidiaries, associates or affiliated companies, their projects or the personal affairs of their directors, officers and shareholders, including information developed or gathered by Connect which has not been approved by the Company for public dissemination.

Confidential information does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Company, information which is part of the general skill and knowledge of Connect and does not relate specifically to the business of the Company, and information which is authorized by the Company to be disclosed in the ordinary course or is required by law or applicable regulatory policy to be disclosed.

4.3

Forthwith upon termination of this Agreement for any reason, Connect shall return to the Company all information, documents and other material, as well as any copies thereof, received by it from the Company.  All documents, notes and memoranda prepared by Connect based on information provided by the Company shall be destroyed and the destruction thereof certified by the Company.

ARTICLE 5

Miscellaneous

5.1

Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile or e-mail transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses as previously set forth and any such notices given by hand delivery or by facsimile or e-mail transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail, shall be deemed to have been received on the third business day immediately following the date of mailing.  The parties shall be entitled to give notice of changes of addresses from time to time in the manner hereinbefore provided for the giving of notice.

5.2

Time shall be the essence of this Agreement.

5.3

All dollar amounts herein are made in United States currency.

5.4

The provisions of this Agreement shall enure to the benefit of and be binding upon the Company and Connect and their respective successors and assigns.  This Agreement shall not be assignable by Connect.

5.5

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto in connection with the subject matter hereof.  No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the parties to be bound thereby.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

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5.6

This Agreement shall be governed by and construed in accordance with the laws of the State of California and any applicable federal laws.  The parties agree to submit to the jurisdiction of the Nevada Courts.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

) EN2GO International, INC.

)

)

)

)  Per:   /s/ Paul E. Fishkin

)           Authorized Signatory

)

) CONNECT CAPITAL LTD.

)

)

)

)  Per:   /s/ Richard Genovese

)

Authorized Signatory